Exhibit 99.1

EVHC News - For Immediate Release

Contact:	Bob East
Westwicke Partners
443-213-0502
Bob.East@westwicke.com

ENVISION HEALTHCARE REPORTS THIRD QUARTER ADJUSTED EPS OF $0.35, AN INCREASE IN NET REVENUE OF 20.3% AND AN INCREASE IN ADJUSTED EBITDA OF 25.1%

Greenwood Village, Colo. (November 5, 2014) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (EVHC or Company) announces results for the third quarter ended September 30, 2014. All comparisons included in this release are for third quarter 2014 to third quarter 2013 unless otherwise noted.

Third Quarter 2014 Highlights:

•                  Adjusted EPS was $0.35 and GAAP diluted EPS was $0.28;

•                  Net revenue was $1.15 billion, an increase of 20.3%;

•                  Adjusted EBITDA was $152.2 million, an increase of 25.1%; and

•                  Completed agreements with Ascension Health and two additional hospital systems for post-acute services.

William A. Sanger, president and chief executive officer, said, “The third quarter was another successful period for the company. On a consolidated basis, we achieved 20.3% top-line growth, driven by organic growth of 14.6% and acquisition growth of 5.7%, resulting in EBITDA growth of 25.1%.  EmCare’s revenue growth of 23.6% was led by net new contract wins. AMR continued to deliver exceptional performance with revenue growth of 14.7%.

“The demand for our integrated service offerings remains strong across all business segments and our pipeline continues to expand. We continue to lead the market in the development of innovative solutions that enhance our core service offerings and improve care delivery for hospitals, health plans and communities.

“With respect to Evolution Health, in addition to our previously announced national agreements with Fundamental and Ascension Health, we recently entered into agreements with Universal Health Services and Memorial Hermann Health System.  These agreements and our robust pipeline are evidence of the success and market receptivity of the Evolution Health model. ”

Results of Operations for the Third Quarter 2014

For the third quarter of 2014, EVHC generated net revenue of $1.15 billion, an increase of 20.3%.

Adjusted EBITDA was $152.2 million, an increase of 25.1%. This was primarily attributable to the impact of net new contract wins, improved volumes, a favorable shift in payor mix, effective expense control and acquisitions completed over the last 12 months. Income from operations was $113.9 million, an increase of 79.4%.

EVHC generated net income of $52.8 million, compared to net loss of $7.7 million. The increase in net income was primarily attributable to an increase in income from operations and the net impact of debt retirements in 2014 and 2013.

Segment Results for the Third Quarter 2014

EVHC operates two business segments: EmCare Holdings, Inc. (EmCare), the Company’s facility-based and post-acute care physician services segment and American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment.

EmCare

EmCare generated net revenue of $748.1 million, an increase of 23.6%, or $143.0 million. Organic growth was 17.7%, driven by an increase of 11.0% from net new contracts and an increase of 6.7% from same store contracts.  Acquisition growth was 5.9%. On a same store basis, net revenue grew 7.9%, including volume increases of 6.3%, primarily due to additional volumes in both Medicaid expansion and non-expansion states, and net rate increases of 1.6%.

Adjusted EBITDA was $99.7 million, an increase of 21.6%, or $17.7 million. The increase in Adjusted EBITDA was primarily driven by revenue increases from net new contracts, same store revenue growth, acquisitions, favorable operating expense and insurance trends, offset by approximately $2.2 million for both infrastructure investments for Evolution Health and acquisition costs.

American Medical Response

AMR generated net revenue of $402.2 million, an increase of 14.7%, or $51.4 million. Organic growth increased 9.6%, driven by 4.0% from net new contract wins and 5.6% in existing markets. The 5.6% in existing markets included a 4.9% volume increase, primarily due to additional volumes in both Medicaid expansion and non-expansion states, and a 0.7% revenue increase per weighted transport. Acquisitions contributed 5.1% to revenue growth.

Adjusted EBITDA was $52.5 million, an increase of 32.5%, or $12.9 million. The increase was attributable to revenue increases, the actualization of cost improvements, primarily driven by deployment and staffing efficiencies, and favorable insurance trends.

Cash Flows for the Third Quarter 2014

Cash provided by operating activities was $100.1 million, compared to $31.7 million. This improvement was driven by an increase in net income and cash collections and a decrease in cash interest payments in 2014 and non-recurring cash outflows that occurred in 2013. EmCare Days Sales Outstanding (DSO) decreased by two days in the quarter.

Net cash used in investing activities was $40.0 million, compared to $42.3 million.

Net cash provided by financing activities was $24.5 million, compared to $549.3 million. This was primarily due to the 2013 net impact of our initial public offering and the redemption of the 2017 PIK notes. At September 30, 2014, there were no amounts outstanding under the ABL Facility.

Adjusted Free Cash Flow was $82.8 million, compared to $35.4 million.

Results of Operations for the Nine Months ended September 30, 2014

EVHC net revenue was $3.24 billion, an increase of 18.1%.

Adjusted EBITDA was $396.4 million, an increase of 20.7%. This increase was primarily attributable to the impact of increased revenue from net new contracts and existing contracts, effective expense controls, healthcare reform and acquisitions completed over the past 12 months. Income from operations was $275.4 million, an increase of 43.4%.

EVHC generated net income of $75.6 million, compared to net loss of $1.9 million. The increase in net income was primarily attributable to an increase in income from operations and the net impact of debt retirements in 2014 and 2013.

Segment Results for the Nine Months ended September 30, 2014

EmCare’s net revenue was $2.08 billion, an increase of 20.4%. Adjusted EBITDA was $258.2 million, an increase of 18.0%.

AMR’s net revenue was $1.16 billion, an increase of 14.1%. Adjusted EBITDA was $138.2 million, an increase of 25.8%.

Cash Flows for the Nine Months Ended September 30, 2014

Cash provided by operating activities was $194.0 million, compared to $25.6 million. The change was primarily driven by improvements in net income; cash collections, driven by a 5 day decrease in EmCare DSO; lower interest payments in 2014 and non-recurring outflows in 2013.

Net cash used in investing activities was $264.6 million, compared to $70.0 million. The increase in cash used for investing was primarily driven by acquisitions which were $199.3 million, compared to $27.4 million.

Net cash provided by financing activities was $113.1 million, compared to $562.3 million.  This was primarily due to the 2013 net impact of our initial public offering and bond refinancing.

Adjusted Free Cash Flow was $167.2 million compared to $44.3 million.

2014 Guidance

The Company reaffirms 2014 Adjusted EPS guidance of $1.15 to $1.20 and Adjusted EBITDA guidance of $553 million to $558 million.

Conference Call

EVHC management will host a conference call today, Wednesday, November 5, 2014, at 5 p.m. Eastern Time, to discuss the Company’s financial results. Interested participants may listen to the call by dialing 800-857-6466, or

517-623-4761 for international callers, and referencing participant code 60012 approximately 15 minutes prior to the call. For those unable to participate in the live call, a replay will be available one hour after the call ends through December 5, 2014. To access the replay, dial 800-627-5350, or 402-220-0228 for international callers, and enter access code 6802. An audio file will be archived for 30 days on the investor relations section of the Company’s website: investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc., and our more than 32,000 employees and affiliated clinicians, offers an array of healthcare related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR is a provider and manager of community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2014 Adjusted EBITDA and Adjusted EPS guidance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EVHC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EVHC’s filings with the U.S. Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems or management continuity planning; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations, including our ability to collect accounts receivable if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; our ability to generate cash flow to service our substantial debt obligations; the significant influence of investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC over us; and the factors discussed in “Risk Factors” in the Company’s Quarterly Report on Form 10-Q and subsequent periodic reports.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted EPS, which are not financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted EBITDA is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity-based compensation expense, related party management fees, restructuring charges, and depreciation and amortization expense.  Adjusted Free Cash Flow is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.  Adjusted EPS is defined as diluted earnings per share adjusted for expenses related to the Company’s secondary offering, amortization expense, equity-based compensation expense, restructuring charges and loss on early debt extinguishment, net of an estimated tax benefit.

These non-GAAP financial measures are commonly used by management and investors as performance measures or liquidity indicators. However, the items excluded from these non-GAAP financial measures are significant components in understanding and assessing the Company’s  financial performance, and as a result, these measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.  Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2014 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided due to the number of variables in the projected full-year 2014 Adjusted EBITDA and Adjusted EPS ranges and thus the Company does not currently have sufficient data to accurately estimate the individual adjustments for such a reconciliation.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Net revenue	$1,150,329	$955,888	$3,239,867	$2,743,467
Compensation and benefits	819,353	677,797	2,330,021	1,963,546
Operating expenses	129,535	110,387	364,885	313,145
Insurance expense	27,527	26,974	90,091	78,647
Selling, general and administrative expenses	22,851	40,733	65,820	86,521
Depreciation and amortization expense	36,796	35,175	108,786	104,552
Restructuring charges	366	1,319	4,906	4,988
Income from operations	113,901	63,503	275,358	192,068
Interest income from restricted assets	175	2	507	634
Interest expense, net	(25,742)	(46,772)	(84,793)	(148,526)
Realized gains (losses) on investments	(466)	158	648	276
Other income (expense), net	(660)	(52)	(3,432)	(13,022)
Loss on early debt extinguishment	—	(29,519)	(66,397)	(29,641)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	87,208	(12,680)	121,891	1,789
Income tax benefit (expense)	(34,437)	4,949	(49,700)	(3,932)
Equity in earnings of unconsolidated subsidiary	72	68	185	230
Net income (loss)	52,843	(7,663)	72,376	(1,913)
Add: Net (income) loss attributable to noncontrolling interest	(67)	—	3,233	—
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	52,776	(7,663)	75,609	(1,913)

Basic earnings per common share	$0.29	$(0.05)	$0.42	$(0.01)
Diluted earnings per common share	$0.28	$(0.05)	$0.40	$(0.01)
Weighted average common shares outstanding, basic	182,564,837	157,282,885	181,502,232	139,969,940
Weighted average common shares outstanding, diluted	190,184,323	157,282,885	189,707,609	139,969,940

Other Information
EmCare weighted patient encounters	3,835,925	3,081,561	10,720,502	8,955,616
AMR weighted transports	795,424	700,288	2,319,595	2,094,887

Earnings Per Share Reconciliation

	Quarter ended September 30, 2014	Quarter ended September 30, 2013	Nine months ended September 30, 2014	Nine months ended September 30, 2013
Weighted average common shares outstanding, diluted	190,184,323	157,282,885	189,707,609	139,969,940
Adjustment to dilute basic shares	—	8,671,280	—	6,023,306
Adjusted diluted shares	190,184,323	165,954,165	189,707,609	145,993,246

Net (loss) income attributable to Envision Healthcare Holdings, Inc.	$52,776	$(7,663)	$75,609	$(1,913)
Adjustments:
Other expense related to secondary offering, net of tax of $(634) and $(1,746) for quarter and nine months ended September 30, 2014, respectively	$799	$—	$2,486	$—

Amortization expense, net of tax of $(9,122) and $(7,766) for quarter 2014 and 2013, respectively and $(24,731) and $(23,267) for nine months 2014 and 2013, respectively	$11,483	$11,214	$35,224	$33,597

Equity-based compensation expense, net of tax of $(470) and $(435) for quarter 2014 and 2013, respectively and $(1,490) and $(1,304) for nine months 2014 and 2013, respectively	$592	$627	$2,122	$1,882

Restructuring expense, net of tax of $(162) and $(540) for quarter 2014 and 2013, respectively and $(2,024) and $(2,041) for nine months 2014 and 2013, respectively	$204	$779	$2,882	$2,947

Loss on early debt extinguishment, net of tax of ($12,078) for quarter 2013 and $(27,389) and $(12,078) for nine months 2014 and 2013, respectively	$—	$17,441	$39,008	$17,441

Termination of CD&R Consulting Agreement, net of tax of ($8,183) for quarter and nine months ended September 30, 2013	$—	$11,817	$—	$11,817
Net income (loss) attributable to Envision Healthcare Holdings, Inc., adjusted	$65,854	$34,215	$157,331	$65,771
Adjusted EPS	$0.35	$0.21	$0.83	$0.45

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Adjusted EBITDA	$152,233	$121,670	$396,402	$328,537
Depreciation and amortization expense	(36,796)	(35,175)	(108,786)	(104,552)
Restructuring charges	(366)	(1,319)	(4,906)	(4,988)
Interest income from restricted assets	(175)	(2)	(507)	(634)
Equity-based compensation expense	(1,062)	(1,062)	(3,612)	(3,186)
Related party management fees	—	(20,609)	—	(23,109)
Net income (loss) attributable to noncontrolling interest	67	—	(3,233)	—
Income from operations	113,901	63,503	275,358	192,068
Interest income from restricted assets	175	2	507	634
Interest expense, net	(25,742)	(46,772)	(84,793)	(148,526)
Realized gains (losses) on investments	(466)	158	648	276
Other income (expense), net	(660)	(52)	(3,432)	(13,022)
Loss on early debt extinguishment	—	(29,519)	(66,397)	(29,641)
Income tax benefit (expense)	(34,437)	4,949	(49,700)	(3,932)
Equity in earnings of unconsolidated subsidiary	72	68	185	230
Net (income) loss attributable to noncontrolling interest	(67)	—	3,233	—

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$52,776	$(7,663)	$75,609	$(1,913)

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
EmCare
Adjusted EBITDA	$99,726	$82,032	$258,179	$218,767
Depreciation and amortization expense	(18,030)	(16,434)	(50,949)	(49,423)
Restructuring charges	25	(682)	(872)	(934)
Interest income from restricted assets	(64)	109	(174)	(301)
Equity-based compensation expense	(478)	(457)	(1,626)	(1,370)
Related party management fees	—	(8,862)	—	(9,937)
Net income (loss) attributable to noncontrolling interest	67	—	(3,233)	—
Income from operations	$81,246	$55,706	$201,325	$156,802

AMR
Adjusted EBITDA	$52,507	$39,623	$138,223	$109,843
Depreciation and amortization expense	(18,766)	(18,741)	(57,837)	(55,129)
Restructuring charges	(391)	(637)	(4,034)	(4,054)
Interest income from restricted assets	(111)	(111)	(333)	(333)
Equity-based compensation expense	(584)	(605)	(1,986)	(1,816)
Related party management fees	—	(11,747)	—	(13,172)
Income from operations	$32,655	$7,782	$74,033	$35,339

Envision Healthcare Holdings, Inc.
Adjusted EBITDA and Income from operations	$—	$15	$—	$(73)

Total
Adjusted EBITDA	$152,233	$121,670	$396,402	$328,537
Depreciation and amortization expense	(36,796)	(35,175)	(108,786)	(104,552)
Restructuring charges	(366)	(1,319)	(4,906)	(4,988)
Interest income from restricted assets	(175)	(2)	(507)	(634)
Equity-based compensation expense	(1,062)	(1,062)	(3,612)	(3,186)
Related party management fees	—	(20,609)	—	(23,109)
Net income (loss) attributable to noncontrolling interest	67	—	(3,233)	—
Income from operations	$113,901	$63,503	$275,358	$192,068

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$247,170	$204,712
Trade and other accounts receivable, net	913,413	801,146
Other current assets	103,832	76,425
Total current assets	1,264,415	1,082,283
Non-current assets:
Property, plant and equipment, net	203,405	194,715
Goodwill and other intangible assets, net	3,079,382	2,949,368
Other long-term assets	47,292	73,651
Total assets	$4,594,494	$4,300,017

Liabilities and Equity
Current liabilities	$514,375	$451,329
Long-term debt and capital lease obligations	2,029,095	1,895,381
Long-term deferred tax liabilities	151,225	151,130
Insurance reserves and other long-term liabilities	184,335	192,424
Total liabilities	2,879,030	2,690,264
Total equity	1,715,464	1,609,753
Total liabilities and equity	$4,594,494	$4,300,017

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by (Used in)

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Cash Flows from Operating Activities
Net income (loss)	$52,843	$(7,663)	$72,376	$(1,913)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and other	38,598	40,633	117,896	122,140
Excess tax benefits from equity-based compensation	(22,862)	—	(38,520)	(3,168)
Loss on early debt extinguishment	—	29,519	66,397	29,641
Deferred income taxes	970	88	1,456	4,319
Payment of dissenting shareholder settlement	—	—	—	(13,717)
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable, net	(34,325)	(71,543)	(92,537)	(126,506)
Parts and supplies inventory	(151)	(335)	(574)	(489)
Prepaids and other current assets	7,968	3,308	(10,959)	(8,997)
Accounts payable and accrued liabilities	53,742	32,468	85,008	22,520
Insurance accruals	3,281	5,247	(6,539)	1,795
Net cash provided by (used in) operating activities	100,064	31,722	194,004	25,625

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(49,282)	—	(52,654)	(2,615)
Sales and maturities of available-for-sale securities	29,898	—	40,425	7,616
Purchases of property, plant and equipment	(22,179)	(19,295)	(55,659)	(45,493)
Proceeds from sale of property, plant and equipment	83	68	2,299	396
Acquisition of businesses, net of cash received	37	(25,935)	(199,261)	(27,358)
Net change in insurance collateral	808	3,282	2,021	(2,121)
Other investing activities	589	(404)	(1,774)	(456)
Net cash used in investing activities	(40,046)	(42,284)	(264,603)	(70,031)

Cash Flows from Financing Activities
Issuance of common stock	—	1,110,900	—	1,112,017
Borrowings under the Term Loan	—	—	—	150,000
Borrowings under the ABL Facility	—	—	50,000	345,440
Proceeds from issuance of senior notes	—	—	740,625	—
Repayments of the Term Loan	(3,343)	(3,339)	(6,686)	(10,028)
Repayments of the ABL Facility	—	(27,500)	(50,000)	(470,440)
Repayment of PIK Notes and senior notes	—	(450,000)	(607,750)	(450,000)
Payments for debt extinguishment premiums	—	(12,386)	(37,630)	(12,386)
Debt issue costs	(847)	—	(2,221)	(5,011)
Equity issuance costs	—	(62,020)	—	(63,420)
Proceeds from stock options exercised	7,405	—	7,405
Excess tax benefits from equity-based compensation	22,862	—	38,520	3,168
Shares repurchased for tax withholdings	—	—	(14,430)	—
Proceeds from non-controlling interest	—	—	250	—
Payment of dissenting shareholder settlement	—	—	—	(38,336)
Other financing activities	(1,528)	(6,364)	(5,026)	1,331
Net cash provided by (used in) financing activities	24,549	549,291	113,057	562,335

Change in cash and cash equivalents	84,567	538,729	42,458	517,929
Cash and cash equivalents, beginning of period	162,603	37,032	204,712	57,832
Cash and cash equivalents, end of period	$247,170	$575,761	$247,170	$575,761

Operating and non-acquisition investing cash flow	$59,981	$15,373	$128,662	$(17,048)

Non-recurring cash flow adjustments:
Excess tax benefits from equity-based compensation	22,862	—	38,520	3,168
Termination of CD&R Consulting Agreement	—	20,000	—	20,000
FEMA and contract exit costs	—	—	—	24,500
Payment of dissenting shareholder settlement	—	—	—	13,717

Adjusted Free Cash Flow	$82,843	$35,373	$167,182	$44,337